Exhibit 4.1

EXECUTION COPY

HENRY SCHEIN, INC.

$200,000,000

Master Note Facility

MASTER NOTE PURCHASE AGREEMENT

Dated April 27, 2012

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INFORMATION SCHEDULE – AUTHORIZED OFFICERS

SCHEDULE B	—	DEFINED TERMS

EXHIBIT 1	—	FORM OF SHELF NOTE

EXHIBIT 2	—	FORM OF REQUEST FOR PURCHASE

EXHIBIT 3	—	FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT 4.3(A)	—	FORM OF OFFICER’S CERTIFICATE

EXHIBIT 4.3(B)	—	FORM OF SECRETARY’S CERTIFICATE

EXHIBIT 4.4(A)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

EXHIBIT 4.4(B)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

EXHIBIT 4.10	—	FORM OF CONFIRMATION OF SUBSIDIARY GUARANTEE

EXHIBIT 9.8	—	FORM OF SUBSIDIARY GUARANTEE

SCHEDULE 5.4	—	SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 10.1	—	TRANSACTIONS WITH AFFILIATES

SCHEDULE 10.5	—	EXISTING LIENS

SCHEDULE 10.6	—	EXISTING INDEBTEDNESS

Henry Schein, Inc.

135 Duryea Road

Melville, NY 11747

$200,000,000 Master Note Facility

APRIL 27, 2012

TO	METROPOLITAN LIFE INSURANCE COMPANY (“MLIC”) AND METLIFE INVESTMENT ADVISORS COMPANY, LLC (“MLIAC,” and together with MLIC, “MetLife”)

TO	EACH METLIFE AFFILIATE WHICH BECOMES BOUND BY THIS AGREEMENT AS HEREINAFTER PROVIDED

Ladies and Gentlemen:

Henry Schein, Inc., a Delaware corporation (the “Company”), agrees with MetLife and each of the Purchasers, as defined herein, as follows:

1.	AUTHORIZATION OF NOTES.

The Company may, from time to time, authorize the issue of its senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in an aggregate principal amount not to exceed $200,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than fifteen (15) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than twelve (12) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.5, to be substantially in the form of Exhibit 1 attached hereto. The terms “Note” and “Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment dates, (vi) the same interest payment periods, and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF SHELF NOTES.

2.1. Facility. MetLife is willing to consider, in its sole discretion, from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of MetLife to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF METLIFE TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER METLIFE NOR ANY METLIFE AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY METLIFE OR ANY METLIFE AFFILIATE.

2.2. Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth (30th) day after MetLife shall have given to the Company, or the Company shall have given to MetLife, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2.3. Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to MetLife by email or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities and principal prepayment dates and amounts of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify whether interest payments are to be made quarterly or semi-annually, (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than ten (10) days and not more than thirty (30) days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in Section 5 are true in all material respects on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit 2 attached hereto. The initial Request for Purchase made pursuant to this Agreement (the “Initial Request”) shall not be less than $20,000,000 in aggregate principal amount. Any Request for Purchase made after the Initial Request shall not be less than $10,000,000 in aggregate principal amount. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by MetLife.

2.4. Rate Quotes. Not later than five (5) Business Days after the Company shall have given MetLife a Request for Purchase pursuant to Section 2.3, MetLife may, but shall be under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30

A.M. and 1:30 P.M. New York City local time (or such later time as MetLife may elect) interest rate quotes for principal amounts, maturities and principal prepayment schedules and interest payment periods (whether quarterly or semi-annually) of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a MetLife Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2.5. Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.6, elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”). The day the Company notifies MetLife of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which MetLife does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.6 and the other terms and conditions hereof, the Company agrees to sell to one or more MetLife Affiliates, and such MetLife Affiliates agree to purchase the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each MetLife Affiliate which is to purchase any such Accepted Notes (each, a “Purchaser” and collectively, the “Purchasers”) will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to MetLife within three (3) Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, MetLife may, after consultation with the Purchasers (as necessary), at its election at any time prior to MetLife’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2.6. Market Disruption. Notwithstanding the provisions of Section 2.5, any Quotation provided pursuant to Section 2.4 shall expire if, prior to the time an Acceptance with respect to such Quotation shall have been notified to MetLife in accordance with Section 2.5, in the case of any Shelf Notes, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies MetLife of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and MetLife shall promptly notify the Company that the provisions of this Section 2.6 are applicable with respect to such Acceptance.

2.7. Fees.

(a) Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and MetLife, the Company will pay to MetLife in immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $75,000, in accordance with the wire instructions that MetLife shall provide.

(b) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to the product of (i) the amount determined by the Lead Purchaser, after consultation with the other Purchasers, to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected, by the Lead Purchaser, after consultation with the other Purchasers, and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (ii) the principal amount of such Accepted Note, and (iii) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is three hundred and sixty (360). In no case shall the Delayed Delivery Fee be less than zero (0). Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

(c) Cancellation Fee. If, on or after the Acceptance Day, the Company at any time notifies MetLife and each Purchaser in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if MetLife or a Purchaser notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.5 or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one Business Day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to the product of (i) the principal amount of such Accepted Note and (ii) the quotient (expressed in decimals) obtained by dividing (x) the excess of the ask price (as determined by the Lead Purchaser after consultation with the other Purchasers) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined, by the Lead Purchaser after consultation with the other Purchasers,) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (y) such bid price, with the foregoing bid and ask prices as reported on the Bridge\Telerate Service, or if such information ceases to be available on the Bridge\Telerate Service, any publicly available source of such market data selected, by the Lead Purchaser after consultation with the other Purchasers, and rounded to the second decimal place.

3.	CLOSING.

3.1. Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of MetLife, 10 Park Avenue, Morristown, New Jersey 07962-1902, Attention: Law Department, or at such other place pursuant to the written directions to the Company, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. Each Shelf Closing are hereafter sometimes each referred to as a “Closing”.

3.2. Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:00 P.M., New York City local time, on such scheduled Closing Day notify each Purchaser in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one (1) Business Day and not more than ten (10) Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.7(b) or (b) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the immediately preceding sentence, the Lead Purchaser, after consultation with the other Purchasers, may at its election, at any time after 2:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless the Lead Purchaser, after consultation with the other Purchasers, shall have otherwise consented in writing.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at such Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct in all material respects when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).

4.2. Performance; No Default.

The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled, in the form attached hereto as Exhibit 4.3(a).

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement, in the form attached hereto as Exhibit 4.3(b).

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing (a) from Proskauer Rose LLP, counsel for the Company, substantially in the form set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Bingham McCutchen LLP (or such other special counsel designated by the Lead Purchaser after consultation with the other Purchasers), the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5. Purchase Permitted By Applicable Law, Etc.

On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

4.6. Sale of Other Notes.

Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.

4.7. Payment of Fees.

(a) Without limiting the provisions of Section 15.1, the Company shall have paid to MetLife and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to Section 2.7(a) and any Delayed Delivery Fee due pursuant to Section 2.7(b); the Structuring Fee being due and payable on the date hereof.

(b) Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing reasonable, documented and invoiced fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one (1) Business Day prior to such Closing.

4.8. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.

4.9. Changes in Corporate Structure.

Following the date of the most recent financial statements referred to in Section 5.5, except as otherwise permitted pursuant to Section 10.2, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, and prior to the first Closing, except as provided in Section 10.2, the Company shall not have been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.

4.10. Subsidiary Guarantees.

Each Subsidiary Guarantor at the time of each Closing (other than the first Closing hereunder) shall have delivered to the Purchasers a confirmation of subsidiary guarantee substantially in the form of Exhibit 4.10 hereto executed by each such Subsidiary Guarantor.

4.11. Proceedings and Documents.

All corporate authorizations by the Company required for the transactions contemplated by this Agreement and for the execution of all documents and instruments required to consummate such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e). The Company represents and warrants to each Purchaser that:

5.1. Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation, where legally applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority, in all material respects, to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2. Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

This Agreement and the documents, certificates or other writings (including the financial statements described in Section 5.5 and the financial statements provided pursuant to the terms hereof) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and financial statements delivered to each Purchaser prior to the applicable Closing Day being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. For the purposes of this Section 5.3, the Disclosure Documents shall be deemed to include all filings made with, or furnished to, the Securities and Exchange Commission by the Company pursuant to sections 13 or 15(d) of the Exchange Act, and the Company shall be deemed to have made delivery of any such Disclosure Document if it shall have timely made such Disclosure Document available on the Securities and Exchange Commission’s Electronic Data Gathering Analysis, and Retrieval system, or its successor thereto (“EDGAR”).

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and (ii) of the Company’s directors and senior officers, in each case as of the date of this Agreement.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 or permitted by Section 10.5).

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority, in all material respects, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

(e) Each of Consolidated EBITDA and Adjusted Consolidated Total Assets represents not less than 85% of the consolidated earnings before interest, tax, depreciation and amortization of the Company and its Subsidiaries (calculated on the same basis as Consolidated EBITDA as determined as of the last day of the last four fiscal quarter period of the Company then last ended (taken as one accounting period)) and Consolidated Total Assets (as of the end of the most recently ended fiscal quarter), respectively.

5.5. Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser of any Accepted Notes the following financial statements identified by a principal financial officer of the Company: (i) consolidating and consolidated balance sheets of the Company and its consolidated Subsidiaries as at the last day of each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidating and consolidated statements of operations, cash flows and stockholders’ equity of the Company and its consolidated Subsidiaries for each such year, all reported on by BDO Seidman, LLP and (ii) consolidating and consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidating and consolidated statements of operations, cash flows and stockholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto). The Company shall be deemed to satisfy the delivery requirements of this Section 5.5 if the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, each prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, are made available on EDGAR.

5.6. Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not:

(a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (i) the corporate charter or by-laws of the Company or any Subsidiary, or (ii) any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

(b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary; or

(c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary,

except for any such contravention, breach, default, creation of a Lien, conflict or violation described in any of clauses (b), and (c) above which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7. Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except such filings as might be required to perfect any Liens granted to the holders of the Notes.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

5.10. Title to Property; Leases.

Each of the Company and its Restricted Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary and used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11. Licenses, Permits, Etc.

(a) The Company and its Restricted Subsidiaries own or possess in all material respects all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

5.12. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material or has otherwise been disclosed in the most recent audited financial statements.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13. Private Offering by the Company.

Prior to such Closing Day, neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness.

Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 10.6.

5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17. Status under Certain Statutes.

Neither the Company nor any Subsidiary is governed by the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

(a) Neither the Company nor any Subsidiary has actual knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has actual knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from or occurring on real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19. Ranking of Obligations.

The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

Each Purchaser severally represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act and that it is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to and has no intention to register the Notes.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the entire purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable,

or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company (as determined under Part IV(d) of the INHAM Exemption, as amended effective April 1, 2011) and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1. Financial and Business Information.

The Company shall deliver to MetLife and each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — promptly after the same are available, and in any event within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) (or, to the extent the Company is a reporting company under the Securities Act, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its quarterly report on Form 10-Q), duplicate copies of

(i) consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries, and of the Company and the Restricted Subsidiaries, as at the end of each such quarter, and

(ii) consolidated and consolidating statements of operations and of cash flows of the Company and its Subsidiaries, and of the Company and the Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring, year end audit adjustments and the absence of GAAP notes thereto;

(b) Annual Statements — promptly after the same are available, and in any event within 90 days after the end of each fiscal year of the Company (or, to the extent the Company is a reporting company under the Securities Act, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its annual report on Form 10-K), duplicate copies of

(i) consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries, and of the Company and the Restricted Subsidiaries, as at the end of such year, and

(ii) consolidated and consolidating statements of operations and stockholders’ equity and of cash flows of the Company and its Subsidiaries, and of the Company and the Restricted Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by, in respect of such financial statements of the Company and its consolidated Subsidiaries:

(A) an opinion thereon of BDO Seidman, LLP or any other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Holders, which opinion shall not contain any qualification arising out of the scope of the audit and shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,

(B) an executive summary of the management letter prepared by such accountants; provided, however, that if a Default or Event of Default shall have occurred and shall be continuing, the full text of such management letter shall be provided to MetLife and each holder of Notes that is an Institutional Investor, and

(C) a certificate of such accountants stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Restricted Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer obtaining actual knowledge of the existence of any Default or Event of Default or that any applicable creditor has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefit Matters — promptly, and in any event within fifteen days after a Responsible Officer obtaining actual knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Material Adverse Effect — promptly, and in any event within five Business Days of a Responsible Officer obtaining actual knowledge of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect, a written notice setting forth the nature thereof and the action, if any, that the Company proposes to take with respect thereto; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

The Company shall have satisfied the reporting obligations under clauses (a), (b) and (c) of this Section 7.1 if it shall have made the information required by such clauses available on EDGAR in accordance with the time periods specified in such clauses.

7.2. Officer’s Certificate.

Each set of financial statements delivered to MetLife or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — (i) the information required in order to establish whether the Company was in compliance with the requirements of Section 9.9(b), and Section 10.9 (including reasonably detailed calculations) and (ii) a certification by the Senior Financial Officer that the Company was in compliance with the requirements of Section 10.5(o), Section 10.6(a), (b)(vi) and (b)(vii) and Section 10.7(g)(iii) during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a reasonable and customary review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company during regular business hours, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that each holder of Notes that is an Institutional Investor shall make reasonable efforts to coordinate any such visit with MetLife and any other holder of Notes that is an Institutional Investor such that each holder will attempt to conduct its visit during the same period of time as other holders conducting visits; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

7.4. Limitation on Disclosure Obligation.

The Company shall not be required to disclose the following information pursuant to Section 7.1(c), 7.1(h) or 7.3:

(a) information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 20, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or

(b) information that, notwithstanding the confidentiality requirements of Section 20, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Company has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.

Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Company will provide such holder with a written opinion of counsel (which may be addressed to the Company) relied upon as to any requested information that the Company is prohibited from disclosing to such holder under circumstances described in this Section 7.4.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1. Maturity.

Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any

Series pursuant to Section 8.2, 8.7 or 8.8, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.

8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in a principal amount of $1,000,000 or any integral multiple of $100,000 in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Maturity; Surrender, Etc.

In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten (10) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, Section 8.7 or Section 8.8or has become or is declared to be immediately due and payable pursuant to Section 12.1.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable actively traded, on-the-run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable actively traded, on-the-run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.7, Section 8.8 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, Section 8.7 or Section 8.8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7. Prepayment on a Change in Control.

(a) The Company shall, promptly upon any Responsible Officer obtaining actual knowledge of the occurrence of a Change in Control, give written notice of such fact (the “Company Notice”) to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of such Change in Control in reasonable detail, (ii) refer to this Section 8.7 and the rights of the holders hereunder and state that a Change in Control has occurred, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder, together with interest thereon to the prepayment date selected by the Company with respect to each Note, plus the Make-Whole Amount with respect thereto, which prepayment shall be on a date specified in the Company Notice and which date shall be a Business Day not less than 30 days and not more than 45 days after such Company Notice is given, (iv) request each holder to notify the Company in writing by a stated date (the “Change in Control Response Date”), which date is not less than 30 days after such holder’s receipt of the Company Notice, of its acceptance or rejection of such prepayment offer and (v) be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such Company Notice were the date of the prepayment), setting forth the details of such computation. If a holder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b) Two Business Days prior to the prepayment date specified in the Company Notice, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the prepayment date.

(c) On the prepayment date specified in the Company Notice, the entire unpaid principal amount of the Notes held by each holder of Notes who has accepted such prepayment offer (in accordance with paragraph (a) above), together with interest thereon to the prepayment date with respect to each such Note and the Make-Whole Amount with respect thereto shall become due and payable.

8.8. Prepayment in Connection with a Disposition.

(a) If the Company elects to prepay the Notes pursuant to Section 10.7 in connection with any Disposition, the Company shall give written notice of such prepayment (a “Disposition Prepayment Notice”) to each holder of a Note, which Disposition Prepayment Notice shall (i) describe the facts and circumstances of such Disposition in reasonable detail, (ii) refer to this Section 8.8 and the rights of the holders of Notes hereunder, (iii) identify a date, which shall be no more than 60 days and not less than 5 Business Days after the date of the Disposition Prepayment Notice, on which the Company shall prepay the Pro Rata Portion of the unpaid principal amount of the Notes issued by the Company and held by such holder, together with interest thereon to the prepayment date and Make-Whole Amount, if any (showing in such Disposition Prepayment Notice the amount of the prepayment, the interest and an estimate of the Make-Whole Amount which would be paid on such prepayment date (calculated as if the date of such Disposition Prepayment Notice was the date of prepayment)).

(b) On the prepayment date specified in the Disposition Prepayment Notice, the appropriate portion of unpaid principal amount of the Notes held by each holder of a Note, together with the accrued and unpaid interest thereon to the prepayment date and the Make-Whole Amount, if any, shall become due and payable.

9. AFFIRMATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

9.1. Compliance with Law.

Without limiting Section 10.4, the Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations of any Governmental Authority to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties necessary in the operation of their business in good repair, working order and condition (other than ordinary wear and tear), provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Company will, and will cause each of its Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable which, if unpaid, would by law (without satisfaction of any other conditions) become a Lien on properties or assets of the Company or any Restricted Subsidiary (other than Liens permitted under Section 10.5), provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, Etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

9.6. Books and Records.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain, in all material respects, proper books of record and account in conformity with GAAP and all material applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

9.7. Priority of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

9.8. Subsidiary Guarantees.

(a) The Company shall promptly cause each Additional Subsidiary Guarantor to execute and deliver a Subsidiary Guarantee substantially in the form of Exhibit 9.8 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of incorporation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary) or otherwise in form and substance reasonably satisfactory to the Required Holders.

(b) The Company may, from time to time at its discretion and upon written notice from the Company to the holders of Notes, cause any of its Subsidiaries which are not otherwise Subsidiary Guarantors pursuant to Section 9.8(a) to enter into a Subsidiary Guarantee substantially in the form of Exhibit 9.8 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of incorporation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary) or otherwise in form and substance reasonably satisfactory to the Required Holders (an “Optional Subsidiary Guarantee”). A Subsidiary that enters into an Optional Subsidiary Guarantee shall be referred to as an “Optional Subsidiary Guarantor”.

(c) The delivery of a Subsidiary Guarantee by any Subsidiary Guarantor shall be accompanied by the following:

(i)	an Officer’s Certificate from such Subsidiary Guarantor confirming that (A) the representations and warranties of such Subsidiary Guarantor contained in such Subsidiary Guarantee are true and correct in all material respects, and (B) the guarantee provided under the Subsidiary Guarantee would not cause any borrowing, guaranteeing or similar limit binding on the Subsidiary Guarantor to be exceeded;

(ii)	copies of the articles of association or certificate or articles of incorporation, and all other constitutive documents, of such Subsidiary Guarantor, resolutions of the board of directors (and, where applicable, the shareholders) of such Subsidiary Guarantor authorizing its execution and delivery of such Subsidiary Guarantee and the transactions contemplated thereby, and specimen signatures of authorized officers of such Subsidiary Guarantor (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Subsidiary Guarantor); and

(iii)	a legal opinion, reasonably satisfactory in form, scope and substance to the Required Holders, of independent legal counsel to the effect that, subject to customary qualifications and assumptions, (1) such Subsidiary Guarantor is duly and validly organized and existing under the laws of its jurisdiction of organization and (if applicable in such jurisdiction) is in good standing, (2) such Subsidiary Guarantee has been duly authorized, executed and delivered by such Subsidiary Guarantor, and (3) such Subsidiary Guarantee is enforceable in accordance with its terms.

An original executed counterpart of each such Subsidiary Guarantee shall be delivered to each holder of Notes promptly after the execution thereof.

(d) In the event that an Additional Subsidiary Guarantor at any time ceases to guarantee the obligations of the Company or other Group members under any Principal Credit Facility and is no longer a borrower or other obligor under any Principal Credit Facility, the Company may upon written notice to the holders of the Notes referring to this Section 9.8(d), which notices shall be accompanied by an Officer’s Certificate certifying as to the matters set forth in clauses (i) and (ii) below, terminate the Subsidiary Guarantee issued by such Additional Subsidiary Guarantor with effect from the date of such notice so long as (i) no Default or Event of Default shall have occurred and then be continuing or shall result therefrom (including, without limitation, an Event of Default arising from a breach of Section 10.6 following the termination of such Subsidiary Guarantee), and (ii) no payment by such Subsidiary Guarantor is due under such Subsidiary Guarantor’s Subsidiary Guarantee.

(e) The Company may further, from time to time at its sole discretion and upon written notice to the holders of the Notes referring to this Section 9.8(e), which shall be accompanied by an Officer’s Certificate certifying as to the matters set forth in sub-paragraphs (i) and (ii) below, terminate an Optional Subsidiary Guarantee issued by an Optional Subsidiary Guarantor with effect from the date of such notice so long as (i) no Default or Event of Default shall have occurred and then be continuing or shall result therefrom (including, without limitation, an Event of Default arising from a breach of Section 10.6 following the termination of such Optional Subsidiary Guarantee) and (ii) no payment by such Optional Subsidiary Guarantor is due under such Optional Subsidiary Guarantor’s Optional Subsidiary Guarantee.

9.9. Designation of Subsidiaries.

(a) Right of Designation. Subject to the satisfaction of the requirements of clauses (b) and (c) of this Section 9.9, the Company shall have the right to designate each of its Subsidiaries acquired or formed after the date hereof as an Unrestricted Subsidiary or a Restricted Subsidiary by delivering to each holder of Notes a writing, signed by the Chief Financial Officer, certifying that the Company shall have so designated such Subsidiary prior to or within 30 days of such acquisition or formation. Any such Subsidiary so designated within such 30 day period shall be deemed to have been an Unrestricted Subsidiary or Restricted Subsidiary, as applicable, as of the date of such acquisition or formation and any such Subsidiary not so designated within such 30 day period shall be deemed, on and after the date of acquisition or formation thereof and without any further action by the Company or any holder of Notes, to have been designated by the Company as a Restricted Subsidiary. Each Subsidiary existing as on the date hereof designated as a Restricted Subsidiary in Schedule 5.4 shall, subject to Section 9(c), be a Restricted Subsidiary on and after the date hereof and all other existing Subsidiaries, if any, listed as a Unrestricted Subsidiary in such Schedule 5.4 shall, subject to Section 9.9(b) hereof, be Unrestricted Subsidiaries on and after the date hereof.

(b) Restricted Subsidiary Coverage. At the time of such designation or redesignation, each of Consolidated EBITDA and Adjusted Consolidated Total Assets must represent not less than 85% of the consolidated earnings before interest, tax, depreciation and amortization of the Company and its Subsidiaries (calculated on the same basis as Consolidated EBITDA as determined as of the last day of the last four fiscal quarter period of the Company then last ended (taken as one accounting period)) and Consolidated Total Assets (as of the end of the most recently ended fiscal quarter), respectively.

(c) Right of Redesignation. The Company may, at any time, redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or any Restricted Subsidiary as an Unrestricted Subsidiary, provided, however, that:

(i) if such Subsidiary initially is designated a Restricted Subsidiary, then such Restricted Subsidiary may be subsequently redesignated as an Unrestricted Subsidiary and such Unrestricted Subsidiary may be subsequently redesignated as a Restricted Subsidiary, but no further changes in designation may be made;

(ii) if such Subsidiary initially is designated an Unrestricted Subsidiary, then such Unrestricted Subsidiary may be subsequently redesignated as a Restricted Subsidiary and such Restricted Subsidiary may be subsequently redesignated as an Unrestricted Subsidiary, but no further changes in designation may be made; and

(iii) if immediately after giving effect to such redesignation, and assuming that all obligations, liabilities and investments of, and all Liens on the property of, such Subsidiary being so designated were incurred or made contemporaneously with such designation, no Default or Event of Default exists or would exist.

(d) Pro Forma Effect upon Redesignation. Except as otherwise specifically provided herein, for purposes of determining compliance with the financial covenants contained in this Agreement, any designation or redesignation, as the case may be, shall be given pro forma effect upon such designation or redesignation, such that such Subsidiary shall be included or excluded, as applicable, from the beginning of any applicable period.

(e) Disposition upon Redesignation. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be a Disposition of all such Subsidiary’s Property by the Company for all purposes of this Agreement; however, Section 10.7(g) shall not apply to such deemed Disposition.

(f) Effectiveness. Other than as set forth in the last two sentences of Section 9.9(a) hereof, any designation under this Section 9.9 that satisfies all of the conditions set forth in this Section 9.9 shall become effective, for purposes of this Agreement, on the day that notice thereof shall have been delivered by the Company to each holder of Notes in accordance with the provisions of Section 18.

10.	NEGATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate of the Company, other than for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, provided, the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the Boards of Directors of the Company and its Restricted Subsidiaries, (b) transactions effected as part of a Receivables Transaction, (c) compensation arrangements of officers and other employees of the Company and its Restricted Subsidiaries entered into in the ordinary course of business or (d) those transactions existing on the date of this Agreement and set forth on Schedule 10.1.

10.2. Merger, Consolidation, Etc.

(a) Except as might otherwise be permitted under Section 10.7, the Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i)	the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (x) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(ii)	immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2(a) from its liability under this Agreement or the Notes.

(b) Except as might otherwise be permitted under Section 10.7, the Company will not permit any Restricted Subsidiary to liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or merge, consolidate with or into, or convey, transfer, lease, sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(i)	any Restricted Subsidiary may merge with (x) the Company, provided that the Company shall be the continuing or surviving Person, or (y) any one or more Restricted Subsidiaries, provided that (A) when any Wholly-Owned Restricted Subsidiary is merging with another Restricted Subsidiary, such Wholly-Owned Restricted Subsidiary shall be the continuing or surviving Person and (B) when any Foreign Restricted Subsidiary is merging with a Domestic Restricted Subsidiary, such Domestic Restricted Subsidiary shall be the continuing or surviving Person;

(ii)	any (x) Restricted Subsidiary may sell, transfer, contribute, convey or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or to a Domestic Restricted Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Restricted Subsidiary, then the transferee must also be a Wholly-Owned Restricted Subsidiary; and (y) any Foreign Restricted Subsidiary may sell, transfer, contribute, convey or otherwise dispose of all of its assets (upon voluntary liquidation or otherwise), to any other Foreign Restricted Subsidiary; and

(iii)	any Restricted Subsidiary formed solely for the purpose of effecting an acquisition may be merged or consolidated with any other Person; provided that the continuing or surviving corporation of such merger or consolidation shall be a Restricted Subsidiary.

10.3. Line of Business.

The Company will not, and will not permit any Restricted Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

10.4. Terrorism Sanctions Regulations.

The Company will not, and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly, after due inquiry, engage in any dealings or transactions with any such Person.

10.5. Liens.

The Company will not, and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security legislation and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade or government contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, building, zoning and other similar encumbrances or restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances, or leases or subleases, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in the aggregate, materially detract from the value of the properties of the Company and its Restricted Subsidiaries, taken as a whole, or materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(f) Liens securing Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the principal amount of the Indebtedness secured thereby does not exceed the fair market value of the property being acquired on the date of acquisition and (iii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, an acquisition;

(g) Liens on the assets of Receivable Subsidiaries created pursuant to any Receivables Transaction permitted pursuant to Section 10.6(a);

(h) Liens securing the obligations of the Company under this Agreement and the Notes and/or the obligations of any Subsidiary Guarantor under its Subsidiary Guarantee;

(i) Liens granted by any Restricted Subsidiary in favor of the Company;

(j) judgment Liens securing judgments and other court proceedings not constituting an Event of Default under Section 11(i);

(k) any Lien on any property of the Company or any Restricted Subsidiary existing on the date of this Agreement and set forth on Schedule 10.5 or any extension, renewal or refinancing thereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Restricted Subsidiary, (ii) such Lien shall secure only those obligations which it secures as of the date hereof and (iii) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;

(l) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary or any extension, renewal or refinancing thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and (iv) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;

(m) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(n) Liens which secure obligations or Indebtedness of the Company or any of its Restricted Subsidiaries under or in connection with (i) the Principal Credit Facility or (ii) a private shelf agreement or note purchase agreement (however designated or styled); provided, that the Notes and the Company’s obligations under this Agreement and any Subsidiary Guarantor’s obligations under its Subsidiary Guarantee are also concurrently equally and ratably secured pursuant to documentation in form and substance reasonably satisfactory to the Required Holders (including, but not limited to, documentation such as security agreements and other necessary or desirable collateral agreements, an intercreditor agreement and opinions of independent legal counsel);

(o) Liens (not otherwise permitted hereunder) which secure obligations or Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any obligation or Indebtedness secured pursuant to this Section 10.5(o), together with any outstanding Indebtedness of the Company and of its Restricted Subsidiaries permitted pursuant to Section 10.6(b)(vi), shall not at the most recent date on which any such obligation or Indebtedness was incurred exceed the greater of (x) $400,000,000 or (y) 15% of Adjusted Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company immediately on or prior to such incurrence date; provided further that neither the Company nor any of its Restricted Subsidiaries will secure any amounts owed or outstanding under the Principal Credit Facility pursuant to this clause (o);

(p) any Lien over the assets, property or Equity Interests of the Joint Venture (including the Equity Interests in the Joint Venture) and its Subsidiaries that secures Indebtedness permitted under Section 10.6(b)(vii); provided that such Lien does not at any time cover any additional assets or property other than products or proceeds thereof; or

(q) Liens granted by any Restricted Subsidiary of the Company that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Restricted Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Restricted Subsidiary.

10.6. Indebtedness.

The Company will not, and will not permit any Restricted Subsidiary to create, issue, incur, assume, become liable in respect of or suffer to exist:

(a) any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to a Receivables Transaction that is (i) nonrecourse with respect to the Company and its Restricted Subsidiaries (other than any Receivables Subsidiary and to any Equity Interests of such Receivables Subsidiary (and the proceeds thereof)) and (ii) in an aggregate principal amount at the most recent date on which any such Indebtedness is incurred not exceeding the greater of (x) $400,000,000 or (y) 15% of Adjusted Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company immediately on or prior to such incurrence date; or

(b) any Indebtedness of any of the Restricted Subsidiaries other than:

(i)	Indebtedness of any Receivables Subsidiary pursuant to any Receivables Transaction permitted under Section 10.6(a);

(ii)	any Indebtedness of any Restricted Subsidiary existing on the date of this Agreement and set forth on Schedule 10.6 and any refinancing thereof; provided that the then outstanding principal amount thereof is not increased and the weighted average maturity thereof is not decreased;

(iii)	any Indebtedness of any Restricted Subsidiary which is a Subsidiary Guarantor, so long as such Restricted Subsidiary has complied with the requirements of Section 9.8 in respect of its Subsidiary Guarantee;

(iv)	any Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided that any such Indebtedness of a Subsidiary Guarantor shall only be permitted pursuant to this Section 10.6(b)(iv) to the extent owed to the Company or another Subsidiary Guarantor;

(v)	any Indebtedness arising in respect of Capital Leases or purchase money obligations incurred in accordance with Section 10.5(f);

(vi)	any other Indebtedness of Restricted Subsidiaries; provided that such Indebtedness, taken together with Indebtedness of the

Company and Indebtedness or other obligations permitted to be secured pursuant to Section 10.5(o) of this Agreement, shall not at the most recent date on which any such Indebtedness or obligation was incurred exceed the greater of (x) $400,000,000 or (y) 15% of Adjusted Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company immediately on or prior to such incurrence date;

(vii)	(x) Indebtedness of the Joint Venture and its Subsidiaries under the Winslow Credit Agreement (or any Permitted JV Refinancing Indebtedness in respect thereof) in each case in a principal amount not to exceed $350,000,000 at any time and (y) other Indebtedness of joint ventures of the Company or its Restricted Subsidiaries in an aggregate principal amount for all such joint ventures not to exceed $100,000,000 at any time; and

(viii)	Indebtedness of any Restricted Subsidiary of the Company in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business.

10.7. Dispositions

The Company will not, and will not permit any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, out-moded or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and cash equivalents in the ordinary course of business;

(c) Dispositions of property by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary; provided that any such Disposition by a Subsidiary Guarantor shall only be permitted pursuant to this Section 10.7(c) to the extent made to another Subsidiary Guarantor;

(d) Dispositions of Receivables pursuant to Receivables Transactions permitted under subsection 10.6(a);

(e) the nonexclusive license of intellectual property of the Company or any of its Restricted Subsidiaries to third parties in the ordinary course of business;

(f) without limitation to clause (a), the Company and its Restricted Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange are used (or contractually committed to be used) to acquire (and result within one year of such sale or exchange in the acquisition of) replacement items of machinery or equipment of reasonably equivalent Fair Market Value; and

(g) other Dispositions where:

(i)	in the good faith opinion of the Company, the Disposition is an exchange for consideration having a Fair Market Value at least equal to that of the property Disposed of and is in the best interest of the Company or the applicable Restricted Subsidiary, as the case may be;

(ii)	immediately after giving effect to such Disposition, no Event of Default would exist; and

(iii)	immediately after giving effect to such Disposition, the Disposition Value of all property that was the subject thereof in any four fiscal quarter period of the Company plus the Fair Market Value of any other property Disposed of during such four quarter period does not equal or exceed 20% of Adjusted Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company;

provided that for purposes of clause (g)(iii) above there shall be excluded from any determination of the Fair Market Value or consideration receivable of property or assets disposed of in a Disposition if and to the extent that an amount equal to the net proceeds realized upon such Disposition are within 90 days after the consummation of such Disposition, applied by the Company to prepay or repay Indebtedness that ranks at least pari passu with the Notes or the Subsidiary Guarantees (other than Indebtedness owing to the Company, any Subsidiary or any Affiliate of the Company) so long as in connection with any such payment or prepayment of such Indebtedness, the Company shall, on or before the date of such payment or prepayment, prepay a Pro Rata Portion of each Note then outstanding as provided in Section 8.8.

10.8. ERISA.

The Company will not, and will not permit any Restricted Subsidiary to, engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to:

(a) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code);

(b) fail to comply with ERISA or any other applicable Laws; or

(c) incur any material “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA),

which, with respect to any event listed above, could reasonably be expected to have a Material Adverse Effect.

10.9. Financial Covenants.

The Company will not permit the Consolidated Leverage Ratio to exceed 3.50 to 1.0 for the four fiscal quarters of the Company then last ended (in each case taken as one accounting period) as of the last day of each fiscal quarter.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), (e), (g) or (h), Section 9.8 or Section 10; or

(d) (i) the Company shall default in the observance or performance of any covenant contained in Section 7.1(a) or (b), and such default shall continue unremedied for a period of 10 days; or (ii) the Company shall default in the observance or performance of any other agreement contained in this Agreement or the Notes (other than as provided above in this Section 11), and such default described in this clause (d)(ii) shall continue unremedied for a period of 30 days; provided that if any such default covered by this clause (d)(ii), (x) is not capable of being remedied within such 30-day period, (y) is capable of being remedied within an additional 30-day period, and (z) the Company is diligently pursuing such remedy during the period contemplated by (x) and (y) and has advised the holders of Notes as to the remedy thereof, the first 30-day period referred to in this clause (d)(ii) shall be extended for an additional 30-day period but only so long as (A) the Company continues to diligently pursue such remedy, (B) such default remains capable of being remedied within such period and (C) any such extension could not reasonably be expected to have a Material Adverse Effect; or

(e) any representation or warranty made in writing by the Company or by any officer of the Company in this Agreement or in any writing delivered pursuant to this Agreement proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Indebtedness permitted under Section 10.6(b)(viii)) that is outstanding in an aggregate principal amount of at least $150,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than Indebtedness permitted under Section 10.6(b)(viii)) in an aggregate outstanding principal amount of at least $150,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness (other than Indebtedness permitted under Section 10.6(b)(viii)) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $150,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; or

(g) the Company or any Significant Subsidiary (other than the Joint Venture and its Subsidiaries) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries (other than the Joint Venture and its Subsidiaries), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries (other than the Joint Venture and its Subsidiaries), or any such petition shall be filed against the Company or any of its Significant Subsidiaries (other than the Joint Venture and its Subsidiaries) and such petition shall not be dismissed within 60 days (provided that if at any time after the date of this Agreement the Principal Credit Facility provides for a time period greater than 60 days but less than or equal to 120 days, then such time period therein shall be deemed incorporated herein); or

(i) a final judgment or judgments (to the extent not covered by insurance where insurance coverage has been acknowledged) for the payment of money aggregating in excess of $50,000,000 are rendered against one or more of the

Company and its Restricted Subsidiaries (other than the Joint Venture and its Subsidiaries) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay (provided that if at any time after the date of this Agreement the Principal Credit Facility provides for a judgment amount greater than $50,000,000 but less than $150,000,000 and/or a time period greater than 60 days but less than or equal to 120 days, then such amount and/or such time period, as applicable, therein shall be deemed incorporated herein); or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed the aggregate permitted amount specified in any event of default relating to ERISA or other similar laws or regulations concerning benefit plans contained in the Principal Credit Facility, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or (v) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) (i) any default shall occur under any Subsidiary Guarantee or any Subsidiary Guarantee shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Subsidiary Guarantee), including, without limitation, a determination by any Governmental Authority that such Subsidiary Guarantee is invalid, void or unenforceable or (ii) the Company or any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any Subsidiary Guarantor’s obligations under its Subsidiary Guarantee.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered

Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts by the method and at the address specified for such purpose below such Purchaser’s name as specified in such Purchaser’s Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and invoiced costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,000 per Series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes). On the date hereof, the Company shall have paid the reasonable, documented and invoiced fees and disbursements of MetLife’s special counsel, Bingham McCutchen LLP, as evidenced by a statement of such counsel rendered to the Company at least one Business Day prior to the date hereof.

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of MetLife (and without the consent of any other holder of Notes), the provisions of Section 1 or 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by fax or e-mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications by such Purchaser in its Confirmation of Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at 135 Duryea Road, Melville, New York 11747, Attention: Treasurer, E-mail: ferdinand.jahnel@henryschein.com, Phone No: (631) 454-3109, Fax No: (631) 843-9314; with a copy to 135 Duryea Road – Mail Stop E-365, Melville, New York 11747, Attention: General Counsel, E-mail: michael.ettinger@henryschein.com, Phone No: (631) 843-5989, Fax No: (631) 843-5660, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a fax or e-mail communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received, with respect to a fax, at the fax terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other fax terminal as the party receiving the information shall have specified in writing to the party sending such information, and in the case of an e-mail, at the e-mail address listed for the party receiving the communication in the Information Schedule or at such other email address as the party receiving the information shall have specified in writing to the party sending such information.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement (or any related document, certificate or agreement) that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3. Accounting Terms and Covenant Calculations.

(a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability at fair value (as permitted by IAS 39 or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.

(c) As used in this Agreement, accounting terms relating to the Company and its Subsidiaries not defined in Schedule B, and accounting terms partly defined in Schedule B, but only to the extent not so defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP or in the manner in which the Company shall be required or permitted to disclose its financial results in its filings with the Securities and Exchange Commission (i.e., a change which is inconsistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009) would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10- K for the fiscal year ended December 26, 2009 prior to such change therein and (ii) the Company shall provide to the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(d) Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

22.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5. Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(c) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*  *  *  *  *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

HENRY SCHEIN, INC.

By:	/s/ Ferdinand G. Jahnel
Name: Ferdinand G. Jahnel
Title: Vice President, Treasurer

This Agreement is hereby accepted

and agreed to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ C. Scott Inglis
Name:	C. Scott Inglis
Title:	Managing Director

METLIFE INVESTMENT ADVISORS COMPANY, LLC

By:	/s/ C. Scott Inglis
Name:	C. Scott Inglis
Title:	Managing Director

[Signature Page to Master Note Purchase Agreement]

INFORMATION SCHEDULE

Authorized Officers for MetLife

MetLife 10 Park Avenue Morristown, NJ 07962

Judith A. Gulotta Managing Director Telephone: 973.355.4715 Email: jgulotta@metlife.com	C. Scott Inglis Managing Director Telephone: 973.355.4711 Email: singlis@metlife.com

Authorized Officers for Company

Henry Schein, Inc. 135 Duryea Road Melville, NY 11747
Stanley M. Bergman Chief Executive Officer Telephone: 631.843.5910 Telecopy: 631.843.5665 Email: stanley.bergman@henryschein.com	Steven Paladino Executive Vice President, Chief Financial Officer Telephone: 631.843.5915 Telecopy: 631.843.5541 Email: steven.paladino@henryschein.com
James P. Breslawski
President, Chief Operating Officer Telephone: 631.390.8050 Telecopy: 631.390.8198 Email: jim.breslawski@henryschein.com	Ferdinand G. Jahnel Vice President, Treasurer Telephone: 631.454.3109 Telecopy: 631.843.9314 Email: ferdinand.jahnel@henryschein.com
Michael S. Ettinger
Senior Vice President, General Counsel, Secretary Telephone: 631.843.5993 Telecopy: 631.843.5660 Email: michael.ettinger@henryschein.com	Ronald N. South Vice President of Corporate Finance Telephone: 631.845.2802 Telecopy: 631.843.5825 Email: ronald.south@henryschein.com

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.5.

“Acceptance Day” is defined in Section 2.5.

“Acceptance Window” means, with respect to any Quotation, the time period designated by MetLife during which the Company may elect to accept such Quotation. The Acceptance Window with respect to any Quotation is expected to be two (2) minutes, but may be a shorter period if MetLife so elects.

“Accepted Note” is defined in Section 2.5.

“Additional Subsidiary Guarantor” means, at any time, each Restricted Subsidiary of the Company which is (a) a guarantor of the obligations of the Company or any Restricted Subsidiary under a Principal Credit Facility or (b) a borrower or other obligor under a Principal Credit Facility.

“Adjusted Consolidated Total Assets” means, at any date of determination, the net book value of all assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 25% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 25% or more of any class of voting or equity interests and (c) with respect to MetLife, shall include MLIC, any managed account, investment fund or other vehicle for which MetLife or any MetLife Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Authorized Officer” means (a) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule

attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to MetLife, (b) in the case of MLIC, any officer of MLIC designated as its “Authorized Officer” in the Information Schedule or any officer of MLIC designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department and (c) in the case of MLIAC, any officer of MLIAC designated as its “Authorized Officer” in the Information Schedule or any officer of MLIAC designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom MetLife in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of MetLife by any individual who on or after the date of this Agreement shall have been an Authorized Officer of MLIC or MLIAC, and whom the Company in good faith believes to be an Authorized Officer of MLIIC OR MLIAC at the time of such action shall be binding on MetLife even though such individual shall have ceased to be an Authorized Officer.

“Available Facility Amount” is defined in Section 2.1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.7(c).

“Cancellation Fee” is defined in Section 2.7(c).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Control” means (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) acquiring or having acquired beneficial interest of 50% or more of any outstanding class of equity interests having ordinary voting power in the election of the directors of the Company (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Company on the date of this Agreement) or (ii) obtaining or having obtained the power (whether or not exercised) to elect a majority of the Company’s directors or (b) the board of directors of the Company ceasing to consist of a majority of Continuing Directors.

“Change in Control Response Date” is defined in Section 8.7(a).

“Closing” is defined in Section 3.1.

“Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (a) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (b) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.7(b), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Henry Schein, Inc., a Delaware corporation, or any successor that becomes such in the manner prescribed in Section 10.2(a).

“Company Notice” is defined in Section 8.7(a).

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.5.

“Consolidated EBITDA” means, for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) all non-cash charges, and (e) all non-recurring, unusual and extraordinary charges, costs and expenses (including merger, restructuring and integration charges, costs and expenses).

“Consolidated Interest Income” means, for any period, the interest income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

“Consolidated Gross Profit” means, for any period, net sales less cost of sales of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

“Consolidated Leverage Ratio” means at any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four fiscal quarters of the Company ending on (or most recently ended prior to) such date.

“Consolidated Operating Expenses” means, for any period, total expenses related to salaries, employee benefits and general and administrative expenses of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

“Consolidated Operating Income” means, for any period, Consolidated Gross Profit less Consolidated Operating Expenses of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

“Consolidated Total Assets” means, at any date of determination, the net book value of all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

“Consolidated Total Debt” means, at any date of determination, without duplication, (a) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, minus (b) the Unrestricted Cash Amount of the Company and its Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as to the Company, the directors of the Company on the date of this Agreement and each other director of the Company whose nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” with respect to any Note, has the meaning given in such Note.

“Delayed Delivery Fee” is defined in Section 2.7(b).

“Disclosure Documents” is defined in Section 5.3.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Prepayment Notice” is defined in Section 8.8(a).

“Disposition Value” means:

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such Disposition in good faith by the Company; and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Company.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” or “Restricted Domestic Subsidiary” means any Subsidiary or Restricted Subsidiary, as the case may be, other than a Foreign Subsidiary or Foreign Restricted Subsidiary, as the case may be.

“EDGAR” is defined in Section 5.3.

“Environmental Laws” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions by any Governmental Authority relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing Credit Facility” means the $400,000,000 Credit Agreement, dated as of September 5, 2008, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the co-syndication agents and lenders party thereto and J.P. Morgan Securities Inc. as lead arranger and bookrunner, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Facility” is defined in Section 2.1.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Foreign Subsidiary” or “Foreign Restricted Subsidiary” means any Subsidiary or Restricted Subsidiary, as the case may be, incorporated or otherwise organized in any jurisdiction outside the United States of America, its territories and possessions.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision of either thereof, or

(ii) any other jurisdiction in which the Company or any Restricted Subsidiary conducts all or a material part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Group” means the Company and its Restricted Subsidiaries from time to time and “member of the Group” means any one of them.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money (including obligations evidenced by notes, bonds, debentures or other similar instruments) and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property or services acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction;

(g) any Guarantee Obligations of such Person;

(h) all obligations of such Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the Fair Market Value of such property or the net book value of such property; and

(i) for the purposes of determining the outstanding principal amount of Indebtedness for the purposes of Section 11(f) only (except to the extent otherwise included above), all obligations of such Person in respect of Swap Contracts; provided that the “principal amount” of the obligations of such Person in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Contract were terminated at such time.

The Indebtedness of any Person shall (A) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is actually liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not actually liable therefore, and (B) include all obligations of such Person of the character described in clauses (a) through (i) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Request” is defined in Section 2.3.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Period” is defined in Section 2.2.

“Joint Venture” means W.A. Butler Company, a Delaware corporation (formerly known as Winslow Acquisition Company).

“Lead Purchaser” means the Purchaser that has agreed to purchase the largest percentage of any Accepted Note, as reflected on the Confirmation of Acceptance.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, hypothecation, assignment, deposit arrangement, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“MetLife” is defined in the addressee line to this Agreement.

“MetLife Affiliate” means any Affiliate of MetLife. For avoidance of doubt, “MetLife Affiliate” shall include MLIC and any managed account, investment fund or other third party for which MLIC or MLIAC or any MetLife Affiliate acts as investment manager, investment advisor or portfolio manager.

“MLIAC” is defined in the addressee line to this Agreement.

“MLIC” is defined in the addressee line to this Agreement.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“New York Life Master Note Facility” means that certain Master Note Facility, dated August 9, 2010 by among the Company, New York Life Investment Management LLC and other purchasers from time to time party thereto.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Optional Subsidiary Guarantee” is defined in Section 9.8(b).

“Optional Subsidiary Guarantor” is defined in Section 9.8(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted JV Refinancing Indebtedness” means Indebtedness of the Joint Venture and its Subsidiaries which satisfies each of the following conditions:

(a) to the extent that such Indebtedness is to be secured by a Lien on any assets or property, or the Equity Interests, of the Joint Venture and its Subsidiaries, the terms of such Indebtedness (including the Liens that secure such Indebtedness) shall be substantially similar to those provided in the Winslow Credit Documents (other than changes which extend the maturity thereof, decrease the interest rate applicable thereto, release a portion of the assets subject to such Liens or otherwise amend the terms in a manner that could not reasonably be expected to be materially adverse to the interests of the holders of Notes taken as a whole) and any Liens that secure such Indebtedness do not cover any additional assets, property or Equity Interests (except as permitted by Section 10.5(p);

(b) such Indebtedness shall consist of (i) a secured facility which satisfies the requirements of clause (a) above or (ii) an unsecured or subordinated facility (and guarantees in respect thereof provided by any Subsidiary of the Joint Venture) with terms customary for facilities of such type at such time;

(c) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness;

(d) such Indebtedness shall not be subject to any amortization or required repayment obligations (other than, in the case of a secured facility, as contemplated by clause (a) above or, in the case of an unsecured or subordinated facility, as then reflects the customary terms for facilities of such type at such time) on or prior to September 5, 2013;

(e) the net proceeds of such Indebtedness (other than any revolving Indebtedness) are concurrently applied to the prepayment of the Indebtedness to be refinanced; and

(f) the holders of Notes shall have received (i) an Officer’s Certificate certifying compliance with the conditions set forth in this definition (and attaching any other information reasonably required by the Required Holders) and (ii) copies of all the loan documents relating to such Indebtedness at least one Business Day prior to the funding of any such Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Principal Credit Facility” means any agreement, instrument or facility, and any renewal, refinancing, refunding or replacement thereof, or any two or more of any of the foregoing forming part of a common interrelated financing or other transaction (collectively, a “Credit Agreement”) in respect of which any member of the Group other than the Joint Venture and its Subsidiaries is a borrower, guarantor or other obligor, providing for the incurrence of Indebtedness by the Group in an aggregate principal amount equal to or in excess of $300,000,000 (or the equivalent thereof in any other currency), regardless of the principal amount outstanding thereunder from time to time. Each of the Existing Credit Facility, the Indebtedness under the Prudential Shelf Agreement and the Indebtedness under the New York Life Master Note Facility is a Principal Credit Facility.

“Pro Rata Portion” means, with respect to a Note and the prepayment of Indebtedness in respect of Section 10.7, the portion of such Note equal to (a) the aggregate amount of the proceeds to be used in the prepayment or repayment of all Indebtedness pursuant to Section 10.7(g) (including the Notes) multiplied by (b) a fraction, the numerator of which is the aggregate principal amount of such Note and the denominator of which is the aggregate principal amount of all such Indebtedness to be prepaid or repaid in accordance with Section 10.7(g).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate

“Prudential Shelf Agreement,” means that certain Private Shelf Agreement, dated August 6, 2010, by and among the Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America and the other purchasers from time to time party thereto.

“PTE” is defined in Section 6.2.

“Purchaser” is defined in Section 2.5.

“OPAM Exemption” is defined in Section 6.2(b).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quotation” shall have the meaning provided in paragraph 2.4.

“Receivables” means any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary” means any special purpose, bankruptcy-remote Restricted Subsidiary that purchases Receivables generated by the Company or any of its Restricted Subsidiaries.

“Receivables Transaction” means any transaction or series of transactions providing for the financing of Receivables of the Company or any of its Restricted Subsidiaries, involving one or more sales, contributions or other conveyances by the Company or any of its Restricted Subsidiaries of its/their Receivables to Receivables Subsidiaries which finance the purchase thereof by means of the incurrence of Indebtedness or otherwise. Notwithstanding anything contained in the foregoing to the contrary: (a) no portion of the Indebtedness (contingent or otherwise) with respect to any Receivables Transactions shall (i) be guaranteed by the Company or any of its Restricted Subsidiaries, (ii) involve recourse to the Company or any of its Restricted Subsidiaries (other than the relevant Receivables Subsidiary), or (iii) require or involve any credit support or credit enhancement from the Company or any of its Restricted Subsidiaries (other than the relevant Receivables Subsidiary), provided that the Company and its Restricted Subsidiaries will be permitted to agree to representations, warranties, covenants and indemnities that are reasonably customary in accounts receivable securitization transactions of the type contemplated (none of which representations, warranties, covenants or indemnities will result in recourse to the Company or any of its Restricted Subsidiaries (other than the relevant Receivables Subsidiary) beyond the limited recourse that is reasonably customary in accounts receivable securitization transactions of the type contemplated); and (b) the securitization facility and structure relating to such Receivables Transactions shall be on market terms and conditions customary for Receivables transactions of the type contemplated.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2.3.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” is defined in Section 3.2.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means any Subsidiary (a) at least a majority of the voting securities of which are owned by the Company and/or one or more Wholly Owned Restricted Subsidiaries and (b) that the Company has not designated an Unrestricted Subsidiary by notice in writing given to the holders of the Notes.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Shelf Notes” is defined in Section 1.

“Significant Subsidiary” means:

(a) each domestic (i.e., incorporated or organized in the United States or any state or territory thereof; hereinafter, “domestic”) Wholly-Owned Restricted Subsidiary formed or acquired by the Company or any direct or indirect Restricted Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof), if such Restricted Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of domestic “Consolidated Total Assets,” (hereinafter, the “Asset Threshold”) valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter; and

(b) each domestic Restricted Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof) in which the Company or any Subsidiary Guarantor (if any) has, directly or indirectly, a 66.67% or greater but less than 100% ownership interest which becomes or is a Restricted Subsidiary if such Restricted Subsidiary, after giving effect to the formation/acquisition of the same, has total assets that exceed the Asset Threshold, valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter;

provided that if at any time after the date of this Agreement a Principal Credit Facility provides an Asset Threshold greater than five percent but less than or equal to ten percent, then such Asset Threshold therein shall be deemed incorporated herein.

“Source” is defined in Section 6.2.

“Structuring Fee” is defined in Section 2.7(a).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantee” means an agreement substantially in the form of the subsidiary guarantee attached hereto as Exhibit 9.8.

“Subsidiary Guarantor” means any Additional Subsidiary Guarantor and any Optional Subsidiary Guarantor, in each case which executes and delivers a Subsidiary Guarantee pursuant to the terms hereof.

“Subsidiary Stock” means, with respect to any Person, the Equity Interests of any Subsidiary of such Person.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Unrestricted Cash Amount” means, as of any date of determination, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and cash equivalents in excess of $50,000,000, that is not encumbered by or subject to any Lien securing Indebtedness for borrowed money (excluding, in all events, any Lien arising from any set-off, netting or other banking arrangements or other customary cash management arrangements).

“Unrestricted Subsidiary” means, at any time, any Subsidiary that is not at such time designated a Restricted Subsidiary.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” or “Wholly Owned Restricted Subsidiary” means, at any time, any Subsidiary, or Restricted Subsidiary, as the case may be, all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries, or Wholly-Owned Restricted Subsidiaries, as the case may be, at such time.

“Winslow Credit Agreement” means the credit agreement entered into in connection with the establishment of the Joint Venture between Butler Animal Health Supply, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, waived, modified or supplemented from time to time.

“Winslow Credit Documents” means the Winslow Credit Agreement and any agreement, document or instrument creating any security interest or other encumbrance, or guaranty, entered into in connection therewith and any other agreement, document or instrument ancillary or otherwise related thereto (as amended, waived, modified or supplemented from time to time.

EXHIBIT 1

[FORM OF SHELF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, NEITHER MAY BE SOLD NOR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SAID ACT OR SUCH OTHER APPLICABLE LAWS.

HENRY SCHEIN, INC.

[    ]% SERIES      SENIOR NOTE DUE [            ,         ]

No. [        ] [Date]

PPN[                    ]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT PERIOD:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, HENRY SCHEIN, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),][, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable [quarterly][semi-annually], on the [    ] day of [                    ], [                    ], [                    ] and [                    ] in each year, commencing with the [                    ], [                    ], [                    ] or [                    ] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2% over the Interest Rate specified above or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime rate”, payable [quarterly][semi-annually] as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of April 27, 2012 (as from time to time amended, the “Agreement”), between the Company, Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC and each MetLife Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement and (ii) made the representation set forth in Section 6.2 of the Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified above and in the Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.] [This Note is not subject to prepayment.]

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

HENRY SCHEIN, INC.

By
Name:
Title:

B-2

EXHIBIT 2

[FORM OF ]REQUEST FOR PURCHASE

HENRY SCHEIN, INC.

MASTER NOTE PURCHASE AGREEMENT

Reference is made to the Master Note Purchase Agreement (the “Agreement”), dated as of April 27, 2012, between Henry Schein, Inc. (the “Company”), on the one hand, and Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together “MetLife”) and each MetLife Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.3 of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of

the Shelf Notes covered hereby

(the “Notes”): $            1

2.	Interest Rate: [—]%

3.	Interest Payment Period: [Quarterly][Semi-annually]

4.	Individual specifications of the Notes:

Principal Final Principal Amount	Prepayment Maturity Date	Dates and Amounts

5.	Use of proceeds of the Notes:

6.	Proposed day for the closing

of the purchase and sale of the Notes:

7.	The purchase price of the Notes is to be transferred to:

Name and Address and ABA Routing Number of Bank	Number of Account

[1]

For Initial Request for Purchase, the minimum aggregate principal amount is $20,000,000. For any Request for Purchase following the Initial Request, the minimum aggregate principal amount is $10,000,000.

8.	The Company certifies that (a) [except as set forth on Exhibit A hereto,] the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase and (b) on the date of this Request for Purchase no Default or Event of Default has occurred or is continuing.

Dated: [—] 20[—]

Henry Schein, Inc.

By:
Authorized Officer

B-2

EXHIBIT A

SUPPLEMENTAL REPRESENTATIONS

The Section references hereinafter set forth correspond to the similar sections of the Agreement which are supplemented hereby:

B-3

EXHIBIT 3

[FORM OF ]CONFIRMATION OF ACCEPTANCE

HENRY SCHEIN, INC.

MASTER NOTE PURCHASE AGREEMENT

Reference is made to the Master Note Purchase Agreement (the “Agreement”), dated as of April 27, 2012, between Henry Schein, Inc. (the “Company”), on the one hand, and Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together “MetLife”) and each MetLife Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

MetLife or the MetLife Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.

Pursuant to Section 2.5 of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I. Accepted Notes: Aggregate principal amount $[—]

(A)	(a)	Name of Purchaser:

	(b)	Principal amount:

	(c)	Final maturity date:

	(d)	Principal prepayment dates and amounts:

	(e)	Interest rate:

	(f)	Interest payment period: [quarterly][semi-annually] in arrears

	(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a)	Name of Purchaser:

	(b)	Principal amount:

	(c)	Final maturity date:

	(d)	Principal prepayment dates and amounts:

	(e)	Interest rate:

(f)	Interest payment period: [quarterly][semi-annually] in arrears

(g)	Payment and notice instructions: as set forth on attached Purchaser Schedule

[(C), (D)..… same information as above.]

II.	Closing Day: [—], 20[—].

HENRY SCHEIN, INC.

By:
Name:
Title:
Dated:

[ ].

By:
Name:
Title:

[ATTACH PURCHASER SCHEDULES]

B-2

EXHIBIT 4.3(A)

FORM OF OFFICER’S CERTIFICATE

OF

HENRY SCHEIN, INC.

I,                                         , hereby certify that I am the                                  of Henry Schein, Inc., a Delaware corporation (the “Company”), and that, as such, I have access to the Company’s records and am familiar with the matters herein certified, and I am authorized to execute and deliver this Certificate in the name and on behalf of the Company, and I further certify as follows.

1. This Certificate is being delivered pursuant to Section 4.3(a) of that certain Master Note Purchase Agreement (the “Agreement”), dated as of April 27, 2012, by and among the Company, Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC, and each MetLife Affiliate which becomes party thereto. The terms used in this certificate and not defined herein have the respective meanings specified in the Agreement.

2. The representations and warranties of the Company in Section 5 of the Agreement are correct in all material respects on and as of the date hereof [(except to the extent of changes caused by the transactions herein contemplated)].

3. The Company has performed and complied in all material respects with all covenants and conditions contained in the Agreement required to be performed or complied with by it prior to or at the Closing.

4. After giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by the Request for Purchase relating to such Notes) no Default or Event of Default shall have occurred and be continuing.

5. Except as otherwise permitted pursuant to Section 10.2 of the Agreement, the Company has not (a) changed its jurisdiction of incorporation or organization; or (b) been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity prior to the first Closing, at any time following the date of the most recent financial statements referred to in Section 5.5 of the Agreement.

I have executed this Certificate in the name and on the behalf of the Company on             , 20    .

By:
Name:

B-2

EXHIBIT 4.3(B)

FORM OF SECRETARY’S CERTIFICATE

OF

HENRY SCHEIN, INC.

I, [                    ], hereby certify that I am the duly elected, qualified and acting [Secretary][Assistant Secretary] of Henry Schein, Inc., a Delaware corporation (the “Company”), and that, as such, I have access to its corporate records and am familiar with the matters herein certified, and I am authorized to execute and deliver this certificate in the name and on behalf of the Company, and further certify in my capacity as such officer as follows. This certificate is being delivered pursuant to Section 4.3(b) of that certain Maser Note Purchase Agreement (the “Agreement”), dated as of April 27, 2012 by and among the Company and Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together “MetLife”) and each MetLife Affiliate which becomes party thereto. The terms used in this certificate and not defined herein have the respective meanings specified in the Agreement.

1.	(a) The Company is a company duly incorporated and validly existing under the laws of Delaware; (b) no petition has been presented nor order made by a court for the bankruptcy or suspension of payments of the Company and no resolution has been passed to voluntarily dissolve, merge or de-merge the Company; and (c) no receiver, administrator or similar officer has been appointed in respect of the Company or its assets.

2.	Attached hereto as Exhibit A is a true and correct copy of the resolutions of the Board of Directors of the Company, relating to the Agreement and the transactions contemplated therein, duly adopted on at which a quorum was present and acting throughout. Such resolutions are in full force and effect on and as of the date hereof, not having been amended, revoked or rescinded, and such resolutions are filed with the records of the Board of Directors of the Company.

3.

[The Agreement was executed and delivered by the Company pursuant to and in accordance with the resolutions set forth in Exhibit A hereto and said Agreement is substantially in the form as was submitted to and approved by the Board of Directors of the Company as aforementioned.][2]

4.	The Series [ ] Senior Notes were executed and delivered by the Company pursuant to and in accordance with the resolutions set forth in Exhibit A hereto and said Notes are substantially in the form as was submitted to and approved by the Board of Directors of the Company.

5.	[Attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation of the Company (together with amendments thereto), in full force and

[2]	To be provided in the Secretary’s Certificate provided in connection with the first Closing.

effect on and as of the date hereof, and prior to such date, inclusive, without any further modifications or amendments in any respect.] [The Certificate of Incorporation of the Company in the forms provided to [MetLife] on [ ], 20[ ] have been in full force and effect from such date to and including the date hereof, without any further modifications or amendments in any respect.]

6.	[Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company (together with amendments thereto), in full force and effect on and as of the date hereof, and prior to such date, inclusive, without any further modifications or amendments in any respect.] [The Bylaws of the Company in the forms provided to [MetLife] on [ ], 20[ ] have been in full force and effect from such date to and including the date hereof, without any further modifications or amendments in any respect.]

7.	[Attached hereto as Exhibit D is the name, title and a copy of the specimen signature of each representative of the Company executing documents in connection with the Agreement. The specimen signature appearing opposite the name of each such person on Exhibit D is a copy of his or her genuine signature.][There has been no change to the name, title and specimen signature of certain persons authorized by the Company to execute documents on behalf of the Company in connection with the Agreement since [ ], the date of the delivery of a Secretary’s Certificate to [MetLife], and the signature appearing opposite the name of each such person, in each case, as provided to MetLife as of [ ] is his or her genuine signature.]

IN WITNESS WHEREOF, I have affixed hereto my signature this      day of [        ], 20[    ].

By:
Name:
Title:	[Secretary][Assistant Secretary]

I,                                         ,                      of the Company, herby certify that the signature above of                     , [Secretary][Assistant Secretary] of the Company is [his/her] genuine signature.

By:
Name:
Title:

Exhibit A

Resolutions of the Board of Directors of the Company

Exhibit B

Certificate of Incorporation of the Company

Exhibit C

Bylaws of the Company

Exhibit D

Incumbency Certificate of the Company

TITLE	NAME OF OFFICER	SIGNATURE OF OFFICER

EXHIBIT 4.4(A)

[FORM OF OPINION OF SPECIAL COUNSEL TO THE COMPANY]

The following opinions are to be provided by special counsel for the Company, subject to customary assumptions, definitions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in that certain Master Note Purchase Agreement (the “Agreement”), dated as of April 27, 2012, between Henry Schein, Inc. (the “Company”), on the one hand, and Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together “MetLife”) and each MetLife Affiliate which becomes party thereto, on the other hand.

The Company (i) is a company duly incorporated and validly existing under the laws of Delaware and (ii) has the corporate power and authority to execute and deliver the Agreement and the Notes, to perform the provisions thereof, and to conduct its business as, to such counsel’s knowledge, is currently conducted.

[Each Subsidiary Guarantor (i) is a [—]3 duly [incorporated][formed] and validly existing under the laws of its jurisdiction of organization and (ii) has all requisite [—]4 power and authority to execute and deliver its Subsidiary Guarantee and to perform the provisions thereof.]5

The Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The Notes issued on the Closing Date with respect to which the opinion is being delivered, have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Each Subsidiary Guarantee executed on the Closing Day with respect to which the opinion is being delivered, has been duly authorized, executed and delivered by the applicable Subsidiary Guarantor and constitutes a legal, valid and binding agreement of that Subsidiary Guarantor, enforceable against that Subsidiary Guarantor in accordance with its terms.

Assuming the accuracy of the representations and warranties of the Purchasers in Section 6 of the Agreement (and, for this purpose, excluding any materiality or other similar qualifications set forth therein), no consent, approval or authorization of, or registration, filing or declaration with, any federal or New York court or governmental agency, body or authority or administrative agency, or with any Delaware court or arbitrator or governmental or regulatory authority in each case pursuant to the DGCL by the Company or any Subsidiary Guarantor is required in connection with the execution, delivery or performance by the Company of the Agreement or the Notes or in connection with the execution, delivery or performance by any Subsidiary Guarantor of its Subsidiary Guarantee except such as have been or will be obtained and made on or prior to the Closing Date.

[3]	Insert appropriate range of entities (e.g. corporation, limited liability company, etc.).
[4]	Insert appropriate range of entities (e.g. corporation, limited liability company, etc.).
[5]

Opinion regarding Subsidiary Guarantors will be limited to only those Subsidiary Guarantors at such Closing Date organized in a jurisdiction in which Proskauer is admitted to practice. Any Subsidiary Guarantor not addressed by such opinion shall, upon request by MetLife (in the case of the first Closing Date) or the Required Holders (at all other times), be delivered by the Company’s local counsel authorized to practice in the jurisdiction of organization of such Subsidiary Guarantor.

No (i) registration under the Securities Act of 1933, as amended, of the Notes or the Subsidiary Guarantees thereof or (ii) qualification of an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended, is required for the offering, sale and delivery of the Notes purchased by the Purchaser as contemplated by the Agreement, assuming (a) the accuracy of the Purchaser’s representations contained in Section 6 of the Agreement (and, for this purpose, excluding any materiality or other similar qualifications set forth therein) and (b) the accuracy of the Company’s representations in Section 5 of the Agreement (and, for this purpose, excluding any materiality or other similar qualifications set forth therein).

The execution, delivery and performance by the Company of the Agreement and the Notes and the execution, delivery and performance by the Subsidiary Guarantors of their Subsidiary Guarantees do not and will not (i) breach any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement or instrument listed on Annex B6 to such opinion, (ii) violate the provisions of the Charter or By-laws of the Company or (iii) violate the laws of the State of New York, the Delaware General Corporation Law or any federal statute, rule or regulation of the United States of America or any judgment, order or regulation of any court or arbitrator or governmental or regulatory authority known to such counsel, applicable to the Company.

The Company is not an “investment company” or, to the knowledge of such counsel, a Person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Neither the issuance and sale of the Notes and the Subsidiary Guarantees, on the Closing Date with respect to which the opinion is being delivered, nor the application of the proceeds thereof by the Company in a manner consistent with the requirements of the Note Purchase Agreement will violate Regulation T, U or X of the Board of Governors of the United States Federal Reserve System, 12 CFR, Part 220, Part 221 and Part 224, respectively.

[6]	Such Annex B to include, among other things, each Principal Credit Facility and each other agreement for material Indebtedness of the Company and any of its Subsidiaries.

EXHIBIT 4.4(B)

[FORM OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS]

The following opinions are to be provided by special counsel to the Purchasers, subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in that Master Note Purchase Agreement (the “Agreement”), dated as of April 27, 2012, between Henry Schein, Inc. (the “Company”), on the one hand, and Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (“MetLife”) and each MetLife Affiliate which becomes party thereto, on the other hand.

Each of the Agreement, the Request for Purchase, the Confirmation of Acceptance and the Notes constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms. Each Subsidiary Guarantee constitutes a legal, valid and binding obligation of the respective Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

No consents, approvals or authorizations of Governmental Authorities of the State of New York or the United States of America are required under the laws of the United States of America or the State of New York on behalf of the Company or any Subsidiary Guarantor in connection with (a) the execution and delivery by the Company or any Subsidiary Guarantor of the documents to which it is a party, or (b) the offer, issuance, sale and delivery of the Notes by the Company.

Each Chosen-Law Provision is enforceable in accordance with New York General Obligations Law section 5-1401, as applied by a New York State court or a federal court sitting in New York and applying New York choice of law principles.

Under the circumstances contemplated by the Agreement, the Request for Purchase, the Confirmation of Acceptance and the Notes, it is not necessary to register the offer and sale of the Notes or the Subsidiary Guarantees under the Securities Act of 1933, as amended, or to qualify an indenture in respect of the issuance of the Notes under the Trust Indenture Act of 1939, as amended.

EXHIBIT 4.10

FORM OF CONFIRMATION OF SUBSIDIARY GUARANTEE

Reference is made to the several Subsidiary Guarantees made by each of the undersigned (each a “Subsidiary Guarantor”) in favor of the holders of the Shelf Notes described therein (each as amended, restated, supplemented or otherwise modified from time to time, a “Subsidiary Guarantee” and collectively, the “Subsidiary Guarantees”).

Notwithstanding that such consent is not required under the Subsidiary Guarantees, each of the Subsidiary Guarantors hereby consents to the execution and issue by the Company of its [—]% Series [—] Senior Notes, due [—] (the “Series [—] Notes”) pursuant to the Master Note Purchase Agreement, dated as of April 27, 2012 between Henry Schein, Inc., on the one hand, and Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC and each MetLife Affiliate which becomes party thereto, on the other hand (as it may be amended, restated or otherwise modified from time to time, the “Agreement”), which Series [—] Notes will be guaranteed by such Subsidiary Guarantor under its Subsidiary Guarantee. As a material inducement to the Purchasers of the Series [—] Notes to consummate the purchase of the Series [—] Notes under the Agreement, each of the Subsidiary Guarantors respectively (i) acknowledges and confirms the continuing existence, validity and effectiveness of its Subsidiary Guarantee, including, without limitation, with respect to the Series [—] Notes, and (ii) agrees that the issuance of the Series [—] Notes shall not in any way release, diminish, impair or reduce its obligations under its Subsidiary Guarantee.

Terms used herein that are defined in the Agreement and are not otherwise defined herein shall have the meanings given in the Agreement.

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

EXHIBIT 9.8

[FORM OF] SUBSIDIARY GUARANTEE

Dated as of [—], 20[—]

of

[Name of SUBSIDIARY GUARANTOR]

SUBSIDIARY GUARANTEE

THIS SUBSIDIARY GUARANTEE, dated as of [—], 20[—] (this “Guarantee Agreement”), is made by [—], a [—]7 (the “Guarantor”) in favor of the Purchasers (as defined below) and the other holders from time to time of the Notes (as defined below). The Purchasers and such other holders are herein collectively called the “holders” and individually a “holder.”

PRELIMINARY STATEMENTS:

I. Henry Schein, Inc., a Delaware corporation (the “Company”), has entered into a Master Note Purchase Agreement dated as of April 27, 2012 (as amended, modified, supplemented or restated from time to time, the “Agreement”) with Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together, “MetLife”) and each MetLife Affiliate which becomes a party thereto from time to time. Capitalized terms used herein have the meanings specified in the Agreement unless otherwise defined herein.

II. The Company has authorized the issuance, pursuant to the Agreement, of its senior promissory notes in the aggregate principal amount of $[        ],000,000 (the “Shelf Notes”). The foregoing Shelf Notes that may from time to time be issued pursuant to the Agreement (including any notes issued in substitution therefor) are herein collectively called the “Notes” and individually a “Note”.

III. Pursuant to the Agreement, the Company is required or has chosen to cause the Guarantor to deliver this Guarantee Agreement to the holders.

IV. The Guarantor has received and will receive direct and indirect benefits from the financing arrangements contemplated by the Agreement. The [Board of Directors] of the Guarantor has determined that the incurrence of such obligations is in the best interests of the Guarantor.

NOW THEREFORE, in compliance with the Agreement, and in consideration of, the execution and delivery of the Agreement and the purchase of the Notes by each of the Purchasers, the Guarantor hereby covenants and agrees with, and represents and warrants to each of the holders as follows:

1. GUARANTEE; INDEMNITY.

1.1 GUARANTEE. The Guarantor hereby irrevocably and unconditionally guarantees to each holder, the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or

[7]	Insert appropriate form of entity (e.g. corporation, limited liability company, etc.).

1

post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) and (b) any other sums which may become due under the terms and provisions of the Notes, the Agreement or any other instrument referred to therein (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”). The guarantee in the preceding sentence is an absolute, present and continuing guarantee of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any of such Guaranteed Obligations, the Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes and the Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. The Guarantor agrees that the Notes issued in connection with the Agreement may (but need not) make reference to this Guarantee Agreement.

The Guarantor agrees to pay and to indemnify and save each holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by the Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guarantee Agreement, the Notes, the Agreement or any other instrument referred to therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guarantee Agreement, the Notes, the Agreement or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Guarantee Agreement.

The Guarantor hereby acknowledges and agrees that the Guarantor’s liability hereunder is joint and several with any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and the Agreement.

Notwithstanding the foregoing provisions or any other provision of this Guarantee Agreement, the holders (by their acceptance of any Note) and the Guarantor hereby agree that if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount determined as of such time with regard to the Guarantor, then this Guarantee Agreement shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount. Such amendment shall not require the written consent of the Guarantor or any holder and shall be deemed to have been automatically consented to by the Guarantor and each holder. The Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of the Guarantor. “Maximum Guaranteed Amount” means as of the date of determination with respect to the Guarantor, the lesser of (a) the amount of

2

the Guaranteed Obligations outstanding on such date and (b) the maximum amount that would not render the Guarantor’s liability under this Guarantee Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provision of applicable state law.

1.2 INDEMNITY. The Guarantor hereby further agrees that if, for any reason, any amount claimed by a holder of the Notes under this Guarantee Agreement is not recoverable on the basis of a guarantee, it will be liable as a principal debtor and primary obligor to indemnify that holder of the Notes against any cost, loss or liability it incurs as a result of the Company not paying any amount expressed to be payable by it under the Notes, the Agreement or otherwise on the date when it is expressed to be due. The amount payable by the Guarantor under this Section 1.2 will not exceed the amount it would have had to pay under Section 1.1 if the amount claimed had been recoverable on the basis of a guarantee.

2. OBLIGATIONS ABSOLUTE.

The obligations of the Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, the Agreement or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, the Agreement or any other instrument referred to therein (it being agreed that the obligations of the Guarantor hereunder shall apply to the Notes, the Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, the Agreement or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (d) any merger, amalgamation or consolidation of the Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of the Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with the Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to the Guarantor or to any subrogation, contribution or reimbursement rights the Guarantor may otherwise have. The Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

3

3. WAIVER.

The Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, the Agreement or any other instrument referred to therein, and of any of the matters referred to in Section 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against the Guarantor, including, without limitation, presentment to or demand for payment from the Company or the Guarantor with respect to any Note, notice to the Company or to the Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Agreement or the Notes, (d) any requirement for diligence on the part of any holder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor or in any manner lessen the obligations of the Guarantor hereunder.

4. OBLIGATIONS UNIMPAIRED.

The Guarantor authorizes the holders, without notice or demand to the Guarantor and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, the Agreement or any other instrument referred to therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, the Agreement or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount or any other obligation; (c) to take and hold security for the payment of the Notes, the Agreement or any other instrument referred to therein, for the performance of this Guarantee Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors; (f) to exercise or refrain from exercising any rights against the Company and others; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, the Guarantor or any other Person or to pursue any other remedy available to the holders.

If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such

4

time be delayed or otherwise affected by reason of the pendency against the Company, the Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of this Guarantee Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of the Agreement, and the Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

5. SUBROGATION AND SUBORDINATION.

(a) The Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Guarantee Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Guarantee Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b) The Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to the Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by the Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of the Guarantor under this Guarantee Agreement.

(c) If any amount or other payment is made to or accepted by the Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 5, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of the Guarantor under this Guarantee Agreement.

(d) The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Agreement and that its agreements set forth in this Guarantee Agreement (including this Section 5) are knowingly made in contemplation of such benefits.

6. REINSTATEMENT OF GUARANTEE.

This Guarantee Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the

5

sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

7. RANK OF GUARANTEE.

The Guarantor will ensure that its payment obligations under this Guarantee Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Guarantor now or hereafter existing.

8. REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

The Guarantor represents and warrants to each holder as follows:

8.1 ORGANIZATION; POWER AND AUTHORITY. The Guarantor is a [—], duly organized, validly existing and in good standing under the laws of its jurisdiction of [—], and is duly qualified as a foreign [—], where legally applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Guarantor has the [—]8 power and authority, in all material respects, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts, to execute and deliver this Guarantee Agreement and to perform the provisions hereof.

8.2 AUTHORIZATION, ETC. This Guarantee Agreement has been duly authorized by all necessary [—]9 action on the part of the Guarantor, and this Guarantee Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.3 COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Guarantor of this Guarantee Agreement will not

(a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor

[8]	Insert appropriate form of action (e.g. corporate, limited liability company, etc.).
[9]	See preceding Note.

6

or any of its Subsidiaries under, (i) the organizational documents of the Guarantor or (ii) any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which the Guarantor or any of its Subsidiaries is bound or by which the Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected;

(b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any of its Subsidiaries;

(c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor or any of its Subsidiaries;

except for any such contravention, breach, default, creation of a Lien, conflict or violation described in any of clauses (b), and (c) above which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means (x) the government of (i) the United States of America or any State or other political subdivision thereof, or (ii) any other jurisdiction in which the Guarantor or any of its Subsidiaries conducts all or a material part of its business, or which asserts jurisdiction over any properties of the Guarantor or any of its Subsidiaries, or (y) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

8.4 GOVERNMENTAL AUTHORIZATIONS, ETC. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Guarantee Agreement.

8.5 INFORMATION REGARDING THE COMPANY. The Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company. No holder shall have any duty or responsibility to provide the Guarantor with any credit or other information concerning the affairs, financial condition or business of the Company which may come into possession of the holders. The Guarantor has executed and delivered this Guarantee Agreement without reliance upon any representation by the holders including, without limitation, with respect to (a) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Guaranteed Obligations or any loan or other financial accommodation made or granted to the Company, (b) the validity, genuineness, enforceability, existence, value or sufficiency of any property securing any of the Guaranteed Obligations or the creation, perfection or priority of any lien or security interest in such property or (c) the existence, number, financial condition or creditworthiness of other guarantors or sureties, if any, with respect to any of the Guaranteed Obligations.

7

8.6 SOLVENCY. Upon the execution and delivery hereof, the Guarantor will be solvent, will be able to pay its debts as they mature, and will have capital sufficient to carry on its business.

8.7 PARI PASSU. All obligations and liabilities of the Guarantor under this Guarantee Agreement will rank in right of payment at least pari passu without preference or priority with all other outstanding unsecured and unsubordinated present Indebtedness of the Guarantor.

9. TERM OF GUARANTEE AGREEMENT.

This Guarantee Agreement and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and the Issuance Period under the Agreement shall have expired or otherwise terminated and shall be subject to reinstatement pursuant to Section 6; provided that this Guarantee Agreement may be terminated in accordance with, and pursuant to, Section 9.8(d) or Section 9.8(e) of the Agreement.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Guarantee Agreement and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder. All statements contained in any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to this Guarantee Agreement shall be deemed representations and warranties of the Guarantor under this Guarantee Agreement. Subject to the preceding sentence, this Guarantee Agreement embodies the entire agreement and understanding between each holder and the Guarantor and supersedes all prior agreements and understandings relating to the subject matter hereof.

11. AMENDMENT AND WAIVER.

11.1 REQUIREMENTS. Except as otherwise provided in the fourth paragraph of Section 1.1 of this Guarantee Agreement, this Guarantee Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Required Holders, except that no amendment or waiver (a) of any of the first three paragraphs of Section 1.1 or any of Section 1.2 or any of the provisions of Section 2, 3, 4, 5, 6, 7, 9 or 11 hereof, or any defined term (as it is used therein), or (b) which results in the limitation of the liability of the Guarantor hereunder (except to the extent provided in the fourth paragraph of Section 1 of this Guarantee Agreement) will be effective as to any holder unless consented to by such holder in writing.

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11.2 SOLICITATION OF HOLDERS OF NOTES.

(a) Solicitation. The Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 11.2 to each holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder even if such holder did not consent to such waiver or amendment.

11.3 BINDING EFFECT. Any amendment or waiver consented to as provided in this Section 11 applies equally to all holders and is binding upon them and upon each future holder and upon the Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantor and the holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder. As used herein, the term “this Guarantee Agreement” and references thereto shall mean this Guarantee Agreement as it may be amended, modified, supplemented or restated from time to time.

11.4 NOTES HELD BY COMPANY, ETC. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guarantee Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

12. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to the Guarantor, to [—], or such other address as the Guarantor shall have specified to the holders in writing, or

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(b) if to any holder, to such holder at the addresses specified for such communications set forth in such holder’s Confirmation of Acceptance, or such other address as such holder shall have specified to the Guarantor in writing.

13. MISCELLANEOUS.

13.1 SUCCESSORS AND ASSIGNS. All covenants and other agreements contained in this Guarantee Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

13.2 SEVERABILITY. Any provision of this Guarantee Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

13.3 CONSTRUCTION. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant. Whether any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

The section and subsection headings in this Guarantee Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guarantee Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guarantee Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

13.4 FURTHER ASSURANCES. The Guarantor agrees to execute and deliver all such instruments and take all such action as the Required Holders may from time to time reasonably request in order to effectuate fully the purposes of this Guarantee Agreement.

13.5 GOVERNING LAW. This Guarantee Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

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13.6 JURISDICTION AND PROCESS; WAIVER OF JURY TRIAL.

(a) Each of the Guarantor and each holder irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guarantee Agreement. To the fullest extent permitted by applicable law, each of the Guarantor and each holder of Notes irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each of the Guarantor and each holder consents to process being served by or on behalf of such Guarantor or any holder, as applicable, in any suit, action or proceeding of the nature referred to in Section 13.6(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 12 or at such other address of which such holder shall then have been notified pursuant to Section 12. Each of the Guarantor and each holder agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 13.6 shall affect the right of any holder to serve process in any manner permitted by law, or limit any right that the holders may have to bring proceedings against the Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE GUARANTOR AND THE HOLDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTEE AGREEMENT OR OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

13.7 REPRODUCTION OF DOCUMENTS; EXECUTION. This Guarantee Agreement may be reproduced by any holder by any photographic, photostatic, electronic, digital, or other similar process and such holder may destroy any original document so reproduced. The Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular

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course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 13.7 shall not prohibit the Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction. A facsimile or electronic transmission of the signature page of the Guarantor shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee Agreement to be duly executed and delivered as of the date and year first above written.

[NAME OF GUARANTOR]

By:
Name:
Title:

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